EXHIBIT No. 99.1

Financial Statements
With Report of Independent Registered Public Accounting Firm

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

December 31, 2009

Report of Independent Registered Public Accounting Firm

Plan Administrator
Chemical Financial Corporation
2001 Stock Purchase Plan for Subsidiary and Community Bank Directors

We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2009 and 2008 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Plan's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Plan Administrator, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2009 and 2008 and the results of its operations and changes in its plan equity for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Andrews Hooper & Pavlik P.L.C.
Saginaw, Michigan

February 25, 2010

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Statements of Financial Condition

	December 31,
	2009	2008
Assets
Cash	$759	$835
Common stock receivable of Chemical
Financial Corporation, at fair value - (11,198 shares at a cost of $250,169 at December 31, 2009 and 9,173 shares at a cost of $244,466 at December 31, 2008)	264,049	255,743
Total Assets	$264,808	$256,578

Plan Equity
Plan equity (63 participants at December 31, 2009 and 62 participants at December 31, 2008)	$264,808	$256,578

See accompanying notes.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Statements of Income and Changes in Plan Equity

	Years Ended December 31,
	2009	2008	2007
Additions:
Participant contributions	$239,868	$236,370	$223,900
Dividend equivalents	10,255	8,292	7,197
	250,123	244,662	231,097

Plan distributions	(255,773)	(197,634)	(236,693)

Net unrealized appreciation (depreciation)
in fair value of common stock receivable	13,880	11,277	(33,860)
Net increase (decrease)	8,230	58,305	(39,456)
Plan equity at beginning of period	256,578	198,273	237,729
Plan equity at end of period	$264,808	$256,578	$198,273

See accompanying notes.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements

Note 1 - Description of the Plan

The Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (Plan) was made effective by Chemical Financial Corporation (Corporation) on March 25, 2002. The Plan is designed to provide non-employee directors and community advisory directors of the Corporation's subsidiaries and community banks, who are neither directors nor employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provides for a maximum of 75,000 shares of the Corporation's $1.00 par value common stock (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan (including stock dividends and stock splits), to be available under the Plan.

Subsidiary directors and community advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director retainer fees and/or fifty percent or one hundred percent of their director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or community advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of Common Stock that is credited to a separate participant stock account. The Common Stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year. The Plan provides for dividend equivalents to be credited to each participant's cash account as of the dividend record date of Common Stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of Common Stock in each participant's stock account as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of Common Stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of Common Stock and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or community advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of Common Stock in their participant stock account and the cash in their participant cash account.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)

Note 1 - Description of the Plan (continued)

The Plan had 13,052 shares and 24,250 shares as of December 31, 2009 and 2008, respectively, of the Common Stock available for future issuance. The Plan considers Common Stock receivable at year-end to be issued.

The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of Common Stock issued under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

The Plan's common stock receivable is recorded at the fair market value per share of Common Stock multiplied by the number of shares receivable at the valuation date. Market value is based on the closing price of Common Stock at year end ($23.58 per share at December 31, 2009 and $27.88 per share at December 31, 2008).

In accordance with United States generally accepted accounting principles, the valuation of common stock receivable is measured at fair value on a recurring basis using Level 1 inputs for quoted prices from The Nasdaq Stock Market®.

Income

Dividend equivalents are accrued on the Corporation's dividend or other record date.

Chemical Financial Corporation
2001 Stock Purchase Plan
for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)

Note 2 - Summary of Accounting Policies (continued)

Contributions

Contributions are accounted for on the accrual basis.

Operating Expenses

All expenses of the Plan and its administration are paid by the Corporation.

Subsequent Events

Events occurring subsequent to the date of the most recent statement of financial condition have been evaluated for potential recognition or disclosure in the financial statements through February 25, 2010, the date of the filing of the financial statements with the Securities and Exchange Commission.